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                                                                  EXHIBIT 10.06

                                EMPLOYMENT AGREEMENT

     This Employment Agreement (the "AGREEMENT") is entered into as of June 10, 1999 (the "EFFECTIVE DATE") by and between Silicon Image, Inc., a California corporation (the "COMPANY"), and Parviz Khodi ("EXECUTIVE").

     In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

     1.     POSITION.  Executive's position Vice President, Worldwide Sales.

     2. SALARY. Executive's salary is $143,838 per year for 1999. Executive's salary will be subject to annual review.

     3. COMMISSION. Executive will be paid a quarterly commission, as set forth in a separate commission plan.

     4. BENEFITS. Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the Company, other than the Company's cash bonus plan for executive officers. The plans in which Executive may participate include retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, stock purchase or other incentive plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs.

     5. EQUITY COMPENSATION. Executive shall be eligible for stock option grants and other awards under the Company's 1995 Equity Incentive Plan from time to time in the discretion of the Company's Board of Directors. In addition, as of the Effective Date, Executive will be eligible to purchase shares of the Company's common stock having an aggregate purchase price of $20,000 at the price of $1.00 per share, which the Company's Board of Directors determined to be the fair market value of common stock as determined by the Board of Directors at its meeting on May 20, 1999. With respect each of the next six following fiscal quarters (i.e., the quarters ending June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000, June 30, 2000 and September 30, 2000), Executive will be eligible to purchase shares of the Company's common stock having an aggregate purchase price of $10,000 at the fair market value of the Company's common stock as determined by the Board of Directors at its first meeting following the close of each such quarter. Each purchase opportunity will be represented by the grant of an option under the Company's 1995 Equity Incentive Plan that is fully vested and immediately exercisable by delivery of a full recourse promissory note in the Company's customary form. This paragraph 5 shall expire and be of no further force or effect upon the earlier of (i) termination of Executive's employment, (ii) the closing of the initial public offering of the Company's common stock, or (iii) a Change of Control (as defined in Section 6 below) that results in the Company's common stock, or securities issued in exchange for the Company's common stock, becoming publicly traded.

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     6.     SEVERANCE.

     (a)    DEFINITIONS.  As used in this Agreement:

     "CAUSE" shall mean willful gross misconduct, conviction of a felony or an act of material dishonesty.

     "CHANGE IN CONTROL" shall mean the occurrence of any of the following events:

     (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, other than in a private financing where securities are acquired directly from the Company; or

     (ii) the closing of any transaction or series of related transactions, including the acquisition of the Company by another entity and any reorganization, merger or consolidation, which results in the holders of the Company's capital stock prior to the transaction or transactions holding less than fifty percent (50%) of the outstanding voting power of the Company after the transaction or transactions, or which results in the sale of all or substantially all of the assets of the Company.

     "DISABILITY" shall mean a physical or mental illness or injury which, as determined by the Company, has continuously prevented Executive from performing his duties with the Company for a period of six months prior to termination.

     "GOOD REASON" shall mean any of the following grounds for termination of employment by Executive based upon prior constructive termination by the
Company:

     (i) without Executive's express written consent, a change in his titles or offices from those that he holds as of the Effective Date such that he no longer is an officer of the Company, except either (I) in connection with the termination of his employment for Cause or Disability or as a result of his death, or (II) in connection with an acquisition the Company, whether by purchase, merger, consolidation or otherwise, in which Executive is offered employment with the successor corporation in a position where Executive's duties and responsibilities with respect to the Company's former business are substantially comparable to Executive's duties and responsibilities in his position with the Company on the Effective Date and where Executive's base salary and any bonus compensation formula applicable to him are comparable to Executive's base salary, commission and any bonus compensation formula applicable to him as in effect on the Effective Date; PROVIDED, that whether or not Executive is an officer of the successor corporation after the consummation of such acquisition shall not be considered a factor in determining whether, in Executive's position with the successor corporation, Executive's duties and responsibilities with respect to the Company's

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            former business are comparable to Executive's duties and
            responsibilities in his position with the Company on the Effective Date;

     (ii) a material reduction by the Company in Executive's base salary or commission formula applicable to him on the Effective Date;

     (iii) the Company's requiring any purported termination of Executive's employment by the Company other that for Cause, Disability or death; or

     (iv) the failure of the Company to obtain the assumption of this Agreement by any successor as contemplated by Section 11 hereof.

      (b) PAYMENT. If (i) there is a Change in Control, and (ii) the Company terminates Executive's employment other than for Cause, Disability or death, or Executive terminates his employment for Good Reason, then, for six months following Executive's termination, (1) the Company shall continue to pay to Executive his then-current salary, less applicable withholding taxes, on the Company's normal payroll dates during that period, and (2) the Company shall pay Executive his commission on the terms in effect at the time of Executive's termination, less applicable withholding taxes, on the dates on which commission would be payable during that period.

     7. AT-WILL EMPLOYMENT. Executive's employment by the Company is "at will," which means that either Executive or the Company can terminate the employment at any time, with or without reason.

     8. ARBITRATION. Executive and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     9. ATTORNEYS' FEES. If any dispute under this Agreement is finally determined in Executive's or Company's favor, the other party shall pay all reasonable fees and expenses, including attorneys' and consultants' fees, incurred by the prevailing party in good faith in connection therewith.

     10. TERM OF AGREEMENT. This Agreement shall continue in effect until the date of termination of Executive's employment with the Company, PROVIDED, that if at the time of such termination Company is making payments to Executive pursuant to Section 6(b), Company shall continue to make payments for so long as required by that section.

     11. SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "Company" includes

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any successor to its business or assets which executes and delivers this
Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     12. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     13. AMENDMENT OR WAIVER. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     14. VALIDITY. This invalidity or unenforceabiltiy of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     15. APPLICABLE LAW. This Agreement shall be interpreted and enforced in accordance with the internal laws of the State of California.

     16. CONFIDENTIALITY. Executive will not disclose the terms of this Agreement to anyone except as follows: (1) to accountants, attorneys, or other advisors for the purpose of consulting with them, (2) as required by law.

     17. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the Company and the Executive with respect to the matters set forth herein and supersedes all prior undertakings and agreements with respect to the subject matter hereof.

     IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

Silicon Image, Inc.                     Executive

By:  /s/ David Lee                           /s/ Parviz Khodi
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     David Lee                               Parviz Khodi

10131 Bubb Road
Cupertino, CA 95014-4976



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